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                                                                   Exhibit 99(e)

                         FORM OF BROKER ASSISTANCE AGREEMENT

                              FIRST COASTAL CORPORATION
                    (THE HOLDING COMPANY FOR COASTAL SAVINGS BANK)

                                    750,000 SHARES
                             (PAR VALUE $1.00 PER SHARE)

                                                                   June __, 1996
Ladies and Gentlemen:

    First Coastal Corporation (the "Company"), the holding company for Coastal Savings Bank, a Maine chartered stock savings bank, will be effecting a recapitalization (the "Recapitalization"), by means of which the Company intends to satisfy its obligations to the Federal Deposit Insurance Corporation ("FDIC") under a $9.0 million principal amount non-recourse promissory note, in part through the offer and sale (the "Offering") of 750,000 shares (the "Shares") of the Company's common stock, $1.00 par value (the "Common Stock"), at a price of $____ per Share (the "Subscription Price"). The Shares, the number of Shares to be issued, and certain of the terms on which they are being offered, are more fully described in the enclosed prospectus, dated June __, 1996 (the "Prospectus").

1. THE OFFERING.

    The Offering consists of three parts. First, the Company is offering, in a rights offering (the "Rights Offering"), up to _______ Shares to existing stockholders. Second, the Company is concurrently offering Shares not subscribed for in the Rights Offering to members of the general public to whom a copy of the Prospectus is delivered (the "Community Offering"), subject to the prior rights of existing stockholders in the Rights Offering and the prior rights of certain standby purchasers (the "Standby Purchasers") who have agreed to purchase, and to whom the Company has agreed to sell, a minimum of _______ Shares (the "Minimum Standby Purchase Commitment"). Third, the Company has entered into certain standby purchase agreements (the "Standby Purchase Agreements") pursuant to which, subject to certain conditions, the Standby Purchasers have agreed to acquire from the Company, at the Subscription Price, up to _______ Shares (the "Standby Offering"), if available, after the Rights Offering and the Community Offering. The Standby Purchasers will purchase not less than the Minimum Standby Purchase Commitment.

2. BROKER ASSISTANCE FEE.

    The Company is offering the Assisting Brokers (of which you are one) the opportunity to participate in the solicitation of offers to buy the Shares in the Community Offering, and, subject to the conditions of this letter, the Company will pay you a fee (the "Broker Assistance Fee") in the amount of three percent (3.0%) of the aggregate dollar amount of the Shares sold on behalf of the Company by you in the Community Offering, as evidenced by the authorized designation of your firm on the order form or forms for such Shares accompanying the funds

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transmitted for payment therefor to the special account established for the purpose of holding such funds. You understand and agree that payment of your fee will be made only for the Shares sold on behalf of the Company by you in the Community Offering, as evidenced in accordance with the preceding sentence, and that payment of such fees is also subject to all required clearances by the National Association of Securities Dealers, Inc. (the "NASD"). As soon as practicable after the closing date of the Recapitalization, but in no event later than 10 days following such date, the Company will remit to you the Broker Assistance Fee to which you are entitled hereunder.

3. COMMUNITY OFFERING ORDER FORM.

    Each order form for the purchase of Shares in the Community Offering (a "Community Offering Order Form") shall be in or substantially in the form attached hereto as Exhibit A. Each Community Offering Order Form must be received by Chemical Mellon Shareholder Services, L.L.C. (the "Subscription Agent"), at the address specified on the Community Offering Order Form, with payment in full, on or before 5:00 p.m., Eastern Time, on July __, 1996, subject to extension by the Company, in its sole discretion, from time to time through August __, 1996 (the "Expiration Date"). Each Community Offering Order Form shall be properly completed in its entirety and shall clearly identify your firm. Subscriptions for Shares which are received by the Subscription Agent may not be revoked.

4. METHOD OF PAYMENT.

    You shall instruct any subscriber who elects to send his or her Community Offering Order Form to you to make payment to the Subscription Agent only (i) by check or cashier's check drawn upon a U.S. bank, or postal, telegraphic or express money order, in each case, payable to Chemical Mellon Shareholder Services, L.L.C. as Subscription Agent, or (ii) by wire transfer of funds to the account maintained by the Subscription Agent for the purpose of receiving subscriptions at Mellon Bank, N.A., Pittsburgh, Pennsylvania, ABA Number 043000261, Account Number 100-2331 (Reorganization Account), Attn.: Evelyn O'Connor, Re: First Coastal Offering. The required payment for the Shares to be purchased (the "Subscription Payment") will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified or cashier's check drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the account designated above.

    You further agree upon receipt of an executed Community Offering Order Form or direction to execute a Community Offering Order Form on behalf of a customer, to forward to the Subscription Agent the completed Community Offering Order Form and payment for the Shares ordered on or before twelve noon of the business day following your receipt of a Community Offering Order Form or execution of a Community Offering Order Form by you. Payments for the Shares shall be deposited by the Subscription Agent on behalf of the Company with the Escrow Agent (as defined below) in a segregated noninterest bearing account in accordance with Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). You agree that no method of payment other than as set forth in this Section 4 will be employed for Shares sold pursuant to this Agreement. Notwithstanding the foregoing, and except with respect to a Notice of Guaranteed Delivery


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(defined hereinafter), you acknowledge that, unless properly completed Community
Offering Order Forms, accompanied by collected funds representing the full required Subscription Payment, are actually received by the Subscription Agent on or prior to the Expiration Date, such orders may not be accepted by the Company.

    If the aggregate Subscription Price paid by a customer is insufficient to purchase the number of Shares that the customer indicates are being subscribed for, or if such customer does not specify the number of Shares subscribed for, then the customer will be deemed to have subscribed for the number of Shares which may be purchased by the full amount of the payment tendered (subject to reduction to comply with certain limitations on the purchase of the Company's Common Stock or the conditions of the Offering). If the aggregate Subscription Payment paid by a customer exceeds the amount necessary to purchase the number of Shares for which the customer has subscribed, then the customer will be deemed to have subscribed for the number of Shares which may be purchased by the full amount of the payment tendered (subject to reduction to comply with certain limitations on the purchase of the Company's Common Stock or the conditions of the Offering).

    All funds received in payment of the Subscription Payment will be deposited by the Subscription Agent in a noninterest bearing account maintained with Mellon Bank, N.A., as escrow agent (the "Escrow Agent"), as directed by the Company. The account in which such funds will be held may not be insured by the FDIC. No interest will be earned on such funds and no interest will be paid to customers or otherwise applied to their purchase of Shares.

    Community Offering Order Forms, together with Subscription Payments, must be delivered to the Subscription Agent as follows:

    If by regular mail:      c/o Chemical Mellon Shareholder Services, L.L.C.
                                    Post Office Box 817
                                    Midtown Station
                                    New York, New York 10018

    If by overnight courier: c/o Chemical Mellon Shareholder Services, L.L.C.
                                    85 Challenger Road
                                    Overpeck Centre
                                    Ridgefield Park, New Jersey  07660

    If by hand:              c/o Chemical Mellon Shareholder Services, L.L.C.
                                    120 Broadway, 13th Floor
                                    New York, New York  10271

    The Subscription Agent's toll free telephone number is (800) 777-3674.

    If a customer wishes to subscribe for Shares, but time will not permit an Assisting Broker to cause the Community Offering Order Form for such customer to reach the Subscription Agent prior to the Expiration Date, such Shares may nevertheless be subscribed for if all of the following conditions (the "Guaranteed Delivery Procedures") are met:


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    (i) the customer has caused payment in full in good funds of the
Subscription Price for each Share being subscribed for to be received (in the manner set forth above) by the Subscription Agent at or prior to the Expiration Date; and

    (ii) the Subscription Agent receives, at or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Community Offering Order Form distributed with the Community Offering Order Form attached hereto as Exhibit A, from a member firm of a registered national securities exchange or a member of the NASD, or from a commercial bank or trust company having an office or correspondent in the United States, stating the name of the subscribing customer, the number of Shares being subscribed for by the customer, and guaranteeing the delivery to the Subscription Agent of the Community Offering Order Form within five (5) business days of the Subscription Agent's receipt of such Notice of Guaranteed Delivery; and

    (iii) the Subscription Agent receives the properly completed Community Offering Order Form within five (5) business days of the Subscription Agent's receipt of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Community Offering Order Forms at the addresses set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (telecopier no. (201) 296-4293). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Dennis D. Byrd, Treasurer of the Company, at (207) 744-5000, or from John H. Howland, Vice President of First Albany Corporation, at (617) 228-3060.

5. ASSISTING BROKERS.

    This offer is made subject to the terms and conditions herein set forth and is made only to Assisting Brokers which are members in good standing of the NASD, which have at least $25,000 net capital and which agree to comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation with Respect to Free-Riding and Withholding and Section 24 of
Article III of the NASD's Rules of Fair Practice.  By executing this Agreement,
(i) you represent and warrant that you satisfy the standards set forth in this paragraph for participation in the solicitation of offers to buy the Shares and
(ii) you confirm that you will continue to comply with the requirements of this paragraph until termination of this Agreement.

6. ACCEPTANCE OF ORDERS.

    Orders for Shares will be strictly subject to confirmation, and the Company reserves the right in its sole discretion, to reject any order in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot, in each case subject to the terms of the Prospectus. Neither you nor any person is authorized by the Company to give any information or make any representations other than those contained in the Prospectus in connection with the sale of the Shares. No Assisting Broker is authorized to act as agent for the Company when soliciting offers to buy the Shares from the public or otherwise. No Assisting Broker


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shall engage in any stabilizing (as defined in Rule 10b-7 promulgated under the
1934 Act) with respect to the Shares during the Community Offering.

    You acknowledge and agree that, notwithstanding anything to the contrary herein contained or implied, the Company shall not be obligated to issue to any customer any Shares in an amount which, when aggregated with other shares of the Company's Common Stock beneficially owned by such customer, would exceed 4.9% of the total issued and outstanding shares of the Company's Common Stock upon completion of the Offering, subject to certain exceptions with respect to existing holders of 5% or more of the Company's issued and outstanding Common Stock.

7. TERMINATION.

    Unless earlier terminated by the Company, this Agreement shall terminate upon the closing date of the Recapitalization. The Company may terminate this Agreement or any provisions hereof at any time by written, fax or telegraphic notice to you. The Company's obligations hereunder are conditioned on the successful completion of the Recapitalization.

8. ISSUANCE AND DELIVERY OF STOCK CERTIFICATES.

    Certificates or order confirmations representing Shares purchased will be delivered to customers or to nominee holders designated by customers, as the case may be, as soon as practicable after the Expiration Date and after all prorations and reductions contemplated by the terms of the Offering have been effected. If the Offering has not been consummated within 30 days following the Expiration Date, the Offering will be terminated and all amounts submitted by customers will be returned without interest.

9. SIGNATURES.

    The signature on the Community Offering Order Form must correspond with the name of the customer exactly as it is printed above the signature. Persons who sign the Community Offering Order Form in a representative or other fiduciary capacity must indicate their capacity when signing, must indicate the name of the customer on whose behalf they are signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

10. IRREGULARITIES.

    All questions concerning the timeliness, validity, form and eligibility of any submission of Community Offering Order Forms will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the submission of any Community Offering Order Form. Community Offering Order Forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Community


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Offering Order Forms or incur any liability for failure to give such notification. The Company reserves the right to reject subscriptions received in the Offering in whole or in part at the sole discretion of the Board of Directors of the Company or at the request or direction of regulatory authorities. See the Prospectus under "The Offering -- Limitations on Purchase of Stock."

11. METHOD OF DELIVERY.

    The method of delivery of Community Offering Order Forms and payment of the Subscription Payment to the Subscription Agent will be at the election and risk of Broker Assistants or their customers, as the case may be.

12. GENERAL.

    You agree to comply with the applicable requirements of the 1934 Act and applicable state rules and regulations. You also acknowledge that the Company has agreed to sell the Minimum Standby Purchase Commitment to the Standby Purchasers and is thereafter offering the Shares in the Rights Offering on a first priority basis to persons who owned shares of Common Stock held of record at the close of business on June __, 1996.

    You agree that at any time or times prior to the termination of this Agreement you will, promptly upon the Company's request, report to the Company the number of Shares sold on behalf of the Company by you under this Agreement.

    The Company shall have full authority to take such actions as the Company may deem advisable in respect of all matters pertaining to the Offering. The Company shall be under no liability to you except for obligations expressly assumed by the Company in this Agreement.

    Upon application by the Company, the Company will inform you as to the states in which the Company believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective blue sky laws of such states. However, the Company assumes no responsibility with respect to your right to sell securities in any jurisdiction.

    Additional copies of the Prospectus and any supplements thereto will be supplied in reasonable quantities upon request.

    Any notice from the Company to you shall be deemed to have been duly given if mailed, telephoned, faxed or telegraphed to you at the address to which this Agreement is mailed.

    This Agreement shall be construed in accordance with the laws of the State of Maine (but not including the choice of law rules thereof).


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    Please confirm your agreement hereto by signing and promptly returning a copy of this letter containing the confirmation set forth below to First Coastal Corporation, 36 Thomas Drive, Westbrook, Maine 04092, Attention: Gregory T. Caswell, President and Chief Executive Officer.

                                  FIRST COASTAL CORPORATION



                                  By:
                                       ---------------------------------
                                       President


    We hereby confirm our agreement to all the terms and conditions stated in the foregoing letter. We acknowledge receipt of the Prospectus relating to the Shares and we further state that in agreeing hereto we have relied upon the Prospectus and no other statement whatsoever, written or oral. We confirm that we are securities brokers registered as such under the Securities Exchange Act of 1934, as amended, and applicable state securities laws, we are not purchasing Shares for our own account, and we will not sell any of the Shares to any account over which we have discretionary authority.

    In addition, we hereby confirm our agreement to comply with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the Securities and Exchange Commission thereunder, as well as Article III of the Rules of Fair Practice of the NASD, including, to the extent applicable, the provisions of Sections 24, 25 and 36 thereof. We represent that neither we or any of our directors, officers, partners or "persons associated with" us (as defined in the by-laws of the NASD) nor, to our knowledge, any "related person" (as defined by the NASD in its Interpretation with respect to Review of Corporate Financing) have participated or intend to participate in any transaction or dealing as to which documents or information are required to be filed with the NASD pursuant to such Interpretation.


(Please print or type below
the address of the firm)
                                  --------------------------------------
                                  (Please print or type name of firm)

- ---------------------------


- ---------------------------

                                  By:
- ---------------------------            ------------------------------
                                         (Authorized Representative)

Dated:  June __, 1996


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                                                                       Exhibit A
                            COMMUNITY OFFERING ORDER FORM